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                                                                   Exhibit 10.62

                      AGREEMENT CONCERNING CONSIDERATION


     This Agreement concerning Consideration is made by and among Caithness Energy LLC, Caithness Acquisition Company (collectively the "Buyer Obligors"), on the one hand, and CalEnergy Company, Inc. ("CalEnergy"), on the other hand.

     Where as, the Buyer Obligors and CalEnergy are parties to that certain Purchase Agreement of even date herewith ("Purchase Agreement").

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Payment.  Upon the earlier the settlement, final judgment or other
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dismissal of the SCE Litigation, the Buyer Obligors shall pay CalEnergy an amount (the "Payment Amount") as calculated herein.

     2.  Payment Amount.  The Payment Amount shall be calculated as follows:
         --------------

         Payment Amount = $5 million X Payment Factor

                                An amount equal to the Net Damages
         Payment Factor = 1 -   (but not in excess of $10 million).
                                ----------------------------------
                                          $10 million

         ; but in no event shall the Payment Factor exceed 1 or be less than 0.

     3.  Net Damages.  Net Damages shall be equal to the amount owing by the
         -----------
Buyer Obligors, Companies, Partnerships or their Affiliates and partners to Southern California Edison Company ("Edison") pursuant to an adverse final, nonappealable judgment or settlement pursuant to the SCE Litigation net of all payments and the fair value of all other benefits received or to be received by the Buyer Obligors, the Companies, the Partnerships or their Affiliates and partners arising out of or related in any way to the SCE Litigation. For purposes of the forgoing, payments received by the Partnerships from Edison solely for the Partnerships claims related to the escalation of the fixed price energy payment schedule for 1999 and 2000 from 14.6 cents per kWh to 15.6 cents per kWh shall be excluded from the benefits received up to, but not in excess of, $5,700,000.


     4.  Assignment.  Neither this Agreement nor any of the rights or
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obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Buyer shall not transfer any of its interests in the

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Partnerships without causing such transferee to assume its obligations hereunder.

     5.  Notices.  All notices, requests, demands and other communications which
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are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile; the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or
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registered mail, return receipt requested.  In each case notice shall be sent to:

             If to CalEnergy addressed to:

                   CalEnergy Company, Inc.
                   302 South 36th Street, Suite 400
                   Omaha, Nebraska 68131
                   Attention: General Counsel
                   Fax No.: (402) 231-1658

             If to Buyer Obligors addressed to:

                   Caithness Energy LLC
                   41st Floor
                   1114 Avenue of the Americas
                   New York, NY 10036-7790
                   Attention:  President
                   Fax No.:  212-921-9239

             with copy to:

                   Thomas Harnsberger, Esq.
                   Riordan & McKinzie
                   300 South Grand Avenue
                   29th Floor
                   Los Angeles, CA  90071
                   Fax No.:  213-229-8550

and to such other places and with such other copies as either party may designate as to itself by written notice to the others.

     6.  Choice of Law.  This Agreement shall be construed, interpreted and the
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rights of the parties determined in accordance with the laws of the State of
California, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

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     7.  Amendments and Waivers.  This Agreement may not be amended except by an
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instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     8.  Multiple Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.  Invalidity.  In the event that any one or more of the provisions
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contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    10.  Captions.  The titles, captions or headings of the Articles and
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Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    11.  Cumulative Remedies.  All rights and remedies of either party
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hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    12.  Entire Agreement.  This Agreement, Purchase Agreement and any
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other agreements or minutes executed pursuant to the terms of the Purchase
Agreement including, without limitation, agreements in the form attached as Exhibits to the Purchase Agreement, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.

    13.  Survival. The covenants contained in this Agreement shall survive
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Closing and shall be enforceable by the Buyer Obligors and CalEnergy.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

CalEnergy
CALENERGY COMPANY, INC.,
a Delaware corporation

BY: /s/ Steven A. McArthur
   -----------------------------

Title: Executive Vice President
      --------------------------

Buyer Obligors

CAITHNESS ENERGY L.L.C.
a Delaware limited liability company

BY: /s/ Christopher T. McCallion
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Title: _________________________

CAITHNESS ACQUISITION COMPANY,

LLC
a Delaware limited liability company

BY: /s/ Christopher T. McCallion
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Title: _________________________

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